Exhibit 21.1

List of Subsidiaries of

Gossamer Bio, Inc.

Name	Jurisdiction of Incorporation or Organization
GB001, Inc.	Delaware
GB002, Inc.	Delaware
GB004, Inc.	Delaware
GB006, Inc.	Delaware
Gossamer Bio Services, Inc.	Delaware